Exhibit 99.1

abrdn Global Infrastructure Income Fund (ASGI) Announces Transferable Rights Offering Terms

(Philadelphia, September 11, 2026) – abrdn Global Infrastructure Income Fund (NYSE: ASGI) (the “Fund”) today announced that its Board of Trustees has approved the terms of the issuance of transferable rights (“Rights”) to the Fund’s common shareholders, allowing the holders of Rights to subscribe for new common shares of beneficial interest, par value $0.001 per share (“Common Shares”) of the Fund (the “Offering”). The Board of Trustees, based on the recommendations and presentations of Aberdeen Investments (the “Adviser” or “Aberdeen”), and others, has determined that it is in the best interests of the Fund and its common shareholders to conduct the Offering and seek to increase the assets of the Fund available for investment in accordance with the Fund’s long-term investment strategy. The Offering seeks to provide an opportunity to existing common shareholders to purchase Common Shares at a discount to market price (subject to a sales load).

The purpose of the Offering is to provide the Fund with additional capital to deploy selectively across a broad and evolving global infrastructure opportunity set across power generation and energy, communications, and transportation infrastructure, including listed securities and private investments positions and new and follow-on investments, in order to support the Fund’s investment objective of total return with an emphasis on current income while reducing the need to sell holdings that management believes continue to offer attractive long-term return potential.

The Offering will allow existing common shareholders to maintain their proportionate ownership. Shareholders who fully exercise their Rights may also subscribe for additional Common Shares through an over-subscription privilege, subject to availability, allocation and the terms of the Offering.

Common shareholders of record (“Record Date Shareholders”) on September 21, 2026 (the “Record Date”) will receive one transferable Right for each Common Share held. Record Date Shareholders may subscribe for one new Common Share for every three Rights held; holders of fewer than three Common Shares on the Record Date may subscribe for one Common Share. No fractional shares will be issued.

The subscription period is expected to begin on the Record Date and expire on October 15, 2026 (the “Expiration Date”), unless extended, and the Rights may be exercised at any time during the subscription period. The Rights are expected to trade on the New York Stock Exchange on a “when issued” basis under the symbol “ASGI RTWI” on September 18, 2026, and will begin “regular way” trading under the symbol “ASGI RT” on or about September 22, 2026. The last day of trading for the Rights is expected to be October 14, 2026.

The subscription price will be determined on the Expiration Date and will equal 92.5% of the average of the closing market price of the Fund’s Common Shares on the Expiration Date and each of the four preceding trading days. If that amount is less than 92.5% of the Fund’s net asset value (“NAV”) per share at the close of trading on the Expiration Date, the subscription price will be 92.5% of NAV per share at the close of trading on the Expiration Date. The estimated Subscription Price has not yet been determined by the Fund.

Common Shares issued in the Offering will not be eligible to receive the distribution by the Fund payable September 30, 2026 to shareholders of record on September 22, 2026 and Common Shares issued in the Offering after the distribution record date, which is expected to be on or about October 6, 2026, for the Fund’s regular monthly distribution for October will also not be eligible to receive such October distribution.

The Offering will be made under the Fund’s shelf registration statement, to be filed with the Securities and Exchange Commission (“SEC”), through a prospectus supplement and accompanying prospectus. The shelf registration statement and final prospectus supplement have not been filed with the SEC as of the date of this release. The Fund expects to mail subscription certificates evidencing the Rights and a copy of the prospectus supplement and accompanying prospectus for the Offering to Record Date Shareholders shortly following the Record Date.

The Fund’s common shareholders will indirectly bear the offering expenses.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities. Any offer will be made only by means of a prospectus supplement and accompanying prospectus. Investors should read the prospectus supplement and accompanying prospectus, when available, and carefully consider the Fund's investment objective, risks, charges and expenses before investing. The information contained herein is subject to change.

For further information regarding the Offering, or to obtain a prospectus supplement and accompanying prospectus, when available, please visit the website maintained by the SEC at www.sec.gov or contact the Fund’s Information Agent, EQ Fund Solutions, LLC at +1 (800) 848-3374.

For More Information Contact:

Aberdeen Investments U.S. Closed-End Funds

Investor Relations

1-800-522-5465

investor.relations@aberdeenplc.com

abrdn Global Infrastructure Income Fund | Aberdeen